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Exhibit 11.1

ESTATUTO DE LA ALTA DIRECCIÓN

I.     Objeto

        El presente Estatuto tiene por objeto establecer el régimen del Alto Directivo, con especial mención de los principios que han de presidir su actuación así como las limitaciones e incompatibilidades que conlleva esta condición.

        Los contratos que formalicen la respectiva relación entre la Empresa y el Alto Directivo deberán hacer referencia al Estatuto de Alta Dirección, cuyo texto, en cada momento vigente, será de aplicación directa a los mismos.

        Las normas contenidas en el Estatuto tendrán carácter complementario y subsidiario respecto de las disposiciones legales vigentes y de los preceptos de los Estatutos y Reglamentos Sociales que, en su caso, resulten de aplicación a estos Altos Directivos.

II.    Ámbito de aplicación

        Art1.o: Ámbito subjetivo.    El presente Estatuto se aplicará a los Altos Directivos que estén vinculados contractualmente a ENDESA o a sus filiales controladas en las que ostente la condición de socio mayoritario, tanto a nivel nacional como internacional.

        Tienen la calificación de Altos Directivos aquellas personas que, por su competencia profesional, gozan de especial confianza de la Empresa para el ejercicio de las funciones de Alta Dirección. Su relación con la Empresa se formalizará mediante el correspondiente contrato laboral de régimen especial, regido por el Real Decreto no 1382//1985 de 8 de Agosto.

        La Alta Dirección constituye el Comité Ejecutivo de Dirección, el Comité de Dirección y el Consejo de Dirección de ENDESA.

        El nombramiento y cese de la condición de Alto Directivo, corresponde al Consejo de Administración, a propuesta del Consejero Delegado y con el preceptivo informe del Comité de Nombramientos y Retribuciones.

        El presente Estatuto será también de aplicación al Consejero Delegado en los términos que establezca el correspondiente documento que formalice su vinculación profesional con la Sociedad.

III.  Directrices y Principios Generales de Actuación

        Art2.o: Directrices del Consejo de Administración.    Los Altos Directivos deberán cumplir, en el ejercicio de sus funciones, las Directrices emanadas del Consejo de Administración, así como las impartidas por el Presidente, y Consejero Delegado en el ámbito de sus respectivas funciones y competencias.

        Art3.o: Principios de Actuación.    Además de la observancia de las Directrices anteriores, el Alto Directivo acomodará su actuación a los siguientes principios: Conducta Ética, Profesionalidad, Dedicación y Confidencialidad.

        Art4.o: Conducta Ética.    Conlleva para el Alto Directivo actuar con independencia, integridad moral y respeto a las personas en el desarrollo de su actividad diaria.

        Comporta las siguientes exigencias:

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  Lealtad y buena fe: Ajustar en todo momento su actuación a los principios de lealtad y buena fe para con la Empresa, órganos superiores (Consejo de Administración, Presidente y Consejero Delegado), iguales y colaboradores, así como respecto a terceros con los que profesionalmente se relacione.

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  Conflicto de intereses: Actuar dando prioridad a los intereses de la Compañía frente a intereses personales o de terceros que pudieran influir en sus decisiones, actuaciones, servicios o asesoramientos realizados en nombre de ENDESA.

    Asimismo, deberá abstenerse de influir, en beneficio propio o de terceros, en aquellas decisiones que pudieran estar relacionadas con negocios, empresas y actividades profesionales o particulares, de cualquier índole, en que directa o indirectamente, participe o tenga interés personal.

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  Integridad de la Información: El Alto Directivo debe asegurarse de que todos los libros, registros y cuentas de la organización de los que pueda ser responsable reflejen de forma íntegra, precisa y oportuna la naturaleza y veracidad de las operaciones.

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  Información privilegiada: Prohibición de divulgar, así como de realizar operaciones de cualquier naturaleza, por cuenta propia o ajena, directa o indirectamente, cuando disponga de algún tipo de información privilegiada, y obtenida por razón de su trabajo, profesión, cargo o funciones y cuya realización pueda suponer un beneficio directo o indirecto.

        Art5.o: Profesionalidad.    El Alto Directivo debe significarse por su elevado grado de profesionalidad y conocimientos, que le permitan en el desempeño de su cargo incrementar el valor de ENDESA.

        La profesionalidad conlleva para el Alto Directivo las siguientes reglas de actuación:

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  Formación: Atender permanentemente a su propia formación y a la de sus colaboradores con el fin de alcanzar e mayor rendimiento en la realización de sus funciones.

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  Eficiencia: Aspirar a la consecución de los resultados de la forma más óptima y productiva posible en el desempeño de su cargo.

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  Cooperación y sinergias: Cooperar personal y activamente con otras áreas, unidades y departamentos, así como con sus colaboradores, procurando la búsqueda y aprovechamiento óptimo de las sinergias en el ámbito de ENDESA.

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  Información: Facilitar a sus superiores información veraz, necesaria, completa y puntual acerca de la marcha de las actividades de su área de competencia; y a sus colaboradores y/o compañeros, aquélla que sea necesaria para el adecuado desempeño de las funciones de éstos.

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  Legalidad: Conocer y cumplir las normas reguladoras de las actividades de ENDESA relativas a su ámbito de responsabilidad.

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  Prevención de Riesgos Laborales: Cumplir las medidas preventivas en materia de seguridad y asegurarse de que las personas a su cargo realicen su actividad en condiciones de seguridad.

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  Innovación: Promover la mejora continua y la innovación para alcanzar la máxima calidad desde criterios de rentabilidad. A todos los efectos fomentará la introducción de cambios orientados a la mejora continua, se anticipará a los cambios, animará a los demás a tomar iniciativas siempre que los riesgos estén controlados y buscará nuevas alternativas en la solución de problemas.

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  Relación con proveedores: El establecimiento de relaciones con proveedores ha de realizarse sobre la base de que son socios estratégicos de la Compañía, por lo que el tratamiento ha de ser de igual a igual y siempre dentro del marco legal. Esta prohibido ofrecer, dar, solicitar o recibir cualquier tipo de cobro o pago fuera de contrato. Asimismo, no se podrá utilizar la posición dentro de la Compañía para obtener ventajas personales.

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  Orientación al cliente: Ha de basarse en la eficacia, profesionalidad, mentalidad de servicio y colaboración, buscando la máxima satisfacción de nuestros clientes, aportándoles soluciones competitivas y de calidad.

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  Uso de recursos de la Compañía: No debe emplear los recursos de la Empresa, cualesquiera que sean, para fines particulares.

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  Colaboradores: Ha de prestar especial atención a la motivación y desarrollo profesional de los miembros de su equipo, comprometiéndose a propiciarles oportunidades de desarrollo en base al mérito y a su aportación profesional, para lo cual, entre otros: mantendrá la empleabilidad de sus colaboradores, fomentará su formación y aprendizaje, reconocerá sus esfuerzos de forma específica y valorará objetivamente sus logros.

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  Compromiso con el Medio Ambiente: Ha de comprometerse activa y responsablemente en la conservación del Medio Ambiente, para lo cual: irá más allá del cumplimiento de exigencias legales; se comprometerá con los programas medioambientales puestos en marcha en ENDESA y actuará con la máxima diligencia en la subsanación de cualquier error que dañe el Medio Ambiente.

        Art6.o: Dedicación.    Conlleva para el Alto Directivo las siguientes reglas de actuación:

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  Dedicación exclusiva: Tener plena dedicación a ENDESA, de forma que no pueda realizar otras actividades, por cuenta propia o ajena para cualesquiera otras empresas o terceros. La administración del patrimonio familiar se excluye de esta prohibición. No obstante, si dicha administración pudiese colisionar con los intereses de ENDESA o con alguna de las normas del presente Estatuto, el Alto Directivo estará obligado a comunicar al Comité de Nombramientos y Retribuciones esta circunstancia y obtener su autorización.

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  Movilidad Geográfica y Funcional: Aceptar que en ENDESA y sus empresas participadas, dentro y fuera de España, pueda ser necesaria la movilidad del puesto de trabajo, la cual estará acompañada por las condiciones especificas que se establezcan.

        Art7.o: Confidencialidad.    Se entiende que el Alto Directivo de ENDESA se desenvuelve en el marco de su actuación profesional, tanto en el ámbito interno de ENDESA como en sus relaciones con terceros, bajo el estricto deber de permanente confidencialidad respecto de la información cuya publicidad pueda afectar a los intereses de la Empresa.

        Este principio, que mantiene su vigencia aún después del cese de la condición de Alto Directivo, se desarrolla en el cumplimiento de los siguientes deberes:

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  Secreto Profesional: Mantener el secreto profesional de los datos, informes, cuentas, balances, planes estratégicos y demás actividades de ENDESA y sus personas, que no sean de carácter público, y cuya publicidad pueda afectar a los intereses de ENDESA. No se podrá facilitar información de los mismos, salvo cuando se halle expresamente autorizado para ello o actúe en cumplimiento de resolución judicial o precepto expreso de la Ley.

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  Conocimientos y formas de hacer: Mantener la más estricta confidencialidad en la utilización del conocimiento interno fuera del ámbito de ENDESA.

        Art8.o: Mercado de Valores.    El Alto Directivo deberá atenerse a lo establecido en el Reglamento de Conducta en los Mercados de Valores y en el Reglamento del Consejo de Administración de ENDESA S.A. en lo referido específicamente a su actuación en el ámbito del Mercado de Valores.

IV.    Limitaciones e Incompatibilidades

        Art9 o: Limitaciones e incompatibilidades de carácter general.    Los Altos Directivos, tanto en el momento de su designación como durante el ejercicio de sus funciones, tendrán las siguientes limitaciones:

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  Las limitaciones e incompatibilidades de la pertenencia a los Consejos de Administración, ostentando la representación accionarial de ENDESA o de cualquiera de sus sociedades participadas, deberá realizarse según lo establecido en la Norma Interna de Organización No1. Asimismo, la retribución de Consejeros también se encuentra regulada en la citada Norma.

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  Consultar previamente a ENDESA la aceptación de cualquier cargo, designación o nombramiento ajenos a ENDESA, que puedan condicionar su independencia y dedicación profesional a la Empresa.

        Durante el ejercicio de sus funciones y en los dos años posteriores al cese en el ejercicio de sus funciones, los Altos Directivos tendrán las siguientes limitaciones:

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  No podrán desempeñar cargos o funciones en empresas competidoras o en sociedades que ostenten una forma de dominio o control en empresas de la competencia.

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  No podrán desempeñar cargos, ni representar, ni tener relación con el representante, de entidades que sean proveedores de bienes y servicios de ENDESA.

        Art10.o: Incompatibilidad del Director de Auditoria, del Secretario del Consejo de Administración y del Director de Asesoría Jurídica. No podrán pertenecer a ningún Consejo de Administración de Sociedades Participadas, sin perjuicio de que los dos últimos puedan ser designados Secretarios no Consejeros.

V. Retribución

        Art11.o: Retribución.    El Alto Directivo tendrá la retribución y derechos que le fijen en el contrato por el que se establece su relación profesional con ENDESA, en los términos y condiciones aprobados por el Comité de Nombramientos y Retribuciones, por delegación del Consejo de Administración de ENDESA, S.A.

VI.   Disposiciones Finales

        Primera: Entrada en vigor.    El presente Estatuto se aplicará a los Altos Directivos vinculados contractualmente a ENDESA, una vez se apruebe por el Consejo de Administración de ENDESA,S.A., debiendo ser comunicado individualmente a todos los Altos Directivos.

        Segunda: Conocimiento.    Los Altos Directivos de ENDESA deberán remitir al Comité de Nombramientos y Retribuciones una copia firmada del Estatuto expresando su conformidad y conocimiento del mismo.

        Tercera: Atribuciones del Consejero Delegado sobre los Altos Directivos.    Corresponde al Consejero Delegado ejercer las funciones generales correspondientes a la aplicación de este Estatuto a los Altos Directivos, y, específicamente, vigilar el cumplimiento por aquellos de las directrices, principios de actuación, limitaciones e incompatibilidades señalados en el mismo.

        Cuarta: Interpretación.    Las dudas que pueda suscitar la interpretación y aplicación del texto del presente Estatuto serán resueltas por el Comité de Nombramientos y Retribuciones.

Disposición Adicional Única

        Las atribuciones del Consejero Delegado señaladas en la Disposición Final Tercera del presente Estatuto, respecto a los Altos Directivos, serán ejercidas, respecto al Director de Auditoria, y al Secretario del Consejo de Administración, por el Presidente del Consejo de Administración. En el ejercicio de dichas atribuciones, el Presidente actuará por delegación del Consejo de Administración.

        El Presidente del Consejo de Administración y el Consejero Delegado ejercerán, en el ámbito de sus respectivas funciones, las atribuciones señaladas en la Disposición Final tercera, respecto del Director Corporativo de Comunicación.

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  Exhibit 11.1
ESTATUTO DE LA ALTA DIRECCIÓN